Term Sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014
Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated May 12, 2015; Rule 433

Structured Investments	$ Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index, due June 2, 2016
General
•
The notes are designed for investors who seek a return of 1.5 times the appreciation of each index in a weighted diversified basket of three international return enhanced components, consisting of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index, each of which is subject to a maximum return, as described below.  Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level of a Component Index is less than the Initial Index Level of that Component Index, be willing to lose some or all of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
Key Terms

Basket/Basket Components:
The notes are linked to a weighted basket consisting of three return enhanced components (each a “Basket Component,” and together, the “Basket Components”), each linked to an international index (each a “Component Index,” and together, the “Component Indices”), as set forth below:

Component Index	Component Weighting	Upside Leverage Factor	Maximum Return*
EURO STOXX 50® Index	58%	1.5	23.775%
FTSE® 100 Index	21%	1.5	23.775%
TOPIX® Index	21%	1.5	23.775%

* The actual Maximum Return for each Basket Component will be provided in the pricing supplement and will not be less than the applicable percentage set forth in the table above.  The maximum payment at maturity, based on the percentages set forth above, is $1,237.75 per $1,000 principal amount note.

Payment at Maturity:
The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components.  At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of that Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
	Ending Index Level	Component Return
	is greater than the Initial Index Level	Index Return × upside leverage factor, subject to the Maximum Return
	is equal to the Initial Index Level	0%
	is less than the Initial Index Level	Index Return

For each Basket Component, if the Ending Index Level for the applicable Component Index is less than the Initial Index Level for that Component Index, your return on the notes at maturity may be adversely affected and you may lose some or all of your principal amount at maturity.

Maximum Return:
With respect to a Basket Component, a percentage that will be provided in the pricing supplement and that will not be less than the respective percentage set forth above under “Basket/Basket Components.”  For example, if the Index Return for the EURO STOXX 50® Index is greater than 15.85%, the applicable Component Return will be equal to the applicable Maximum Return for the EURO STOXX 50® Index of 23.775%*.

Pricing Date	On or about May 13, 2015
Original Issue Date (Settlement Date)	On or about May 14, 2015
Ending Averaging Dates†:	May 23, 2016, May 24, 2016, May 25, 2016, May 26, 2016 and May 27, 2016
Maturity Date†:	June 2, 2016
CUSIP:	48125URV6
Other Key Terms:	See “Additional Key Terms” in this term sheet.
†
*Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1) See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)  J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $982.70 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $972.70 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

May 12, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes, of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms
Index Return:	With respect to each Component Index:
(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	With respect to each Component Index, the closing level of that Component Index on the Pricing Date
Ending Index Level:	With respect to each Component Index, the arithmetic average of the closing levels of that Component Index on the Ending Averaging Dates

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-1

What Is the Index Return for Each Component Index and the Corresponding Component Return for Each Basket Component, Assuming a Range of Performances for Each Component Index?

The following table illustrates the hypothetical Index Return for each Component Index and the corresponding Component Return for each Basket Component.  Each hypothetical Index Return and Component Return set forth below assumes an Initial Index Level of 3,600, 7,000 and 1,600 for the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index, respectively, and a Maximum Return of 23.775% for each Basket Component.  Each hypothetical Index Return and Component Return set forth below is for illustrative purposes only and may not be the actual Index Return and Component Return applicable to a purchaser of the notes.  The numbers appearing in the following table have been rounded for ease of analysis.

EURO STOXX 50® Index			FTSE® 100 Index			TOPIX® Index
Ending Index Level	Index Return	Component Return	Ending Index Level	Index Return	Component Return	Ending Index Level	Index Return	Component Return
6,480.00	80.00%	23.775%	12,600.00	80.00%	23.775%	2,880.00	80.00%	23.775%
5,940.00	65.00%	23.775%	11,550.00	65.00%	23.775%	2,640.00	65.00%	23.775%
5,400.00	50.00%	23.775%	10,500.00	50.00%	23.775%	2,400.00	50.00%	23.775%
5,040.00	40.00%	23.775%	9,800.00	40.00%	23.775%	2,240.00	40.00%	23.775%
4,680.00	30.00%	23.775%	9,100.00	30.00%	23.775%	2,080.00	30.00%	23.775%
4,320.00	20.00%	23.775%	8,400.00	20.00%	23.775%	1,920.00	20.00%	23.775%
4,170.60	15.85%	23.775%	8,109.50	15.85%	23.775%	1,853.60	15.85%	23.775%
3,960.00	10.00%	15.00%	7,700.00	10.00%	15.00%	1,760.00	10.00%	15.00%
3,780.00	5.00%	7.50%	7,350.00	5.00%	7.50%	1,680.00	5.00%	7.50%
3,690.00	2.50%	3.75%	7,175.00	2.50%	3.75%	1,640.00	2.50%	3.75%
3,636.00	1.00%	1.50%	7,070.00	1.00%	1.50%	1,616.00	1.00%	1.50%
3,600.00	0.00%	0.00%	7,000.00	0.00%	0.00%	1,600.00	0.00%	0.00%
3,420.00	-5.00%	-5.00%	6,650.00	-5.00%	-5.00%	1,520.00	-5.00%	-5.00%
3,240.00	-10.00%	-10.00%	6,300.00	-10.00%	-10.00%	1,440.00	-10.00%	-10.00%
2,880.00	-20.00%	-20.00%	5,600.00	-20.00%	-20.00%	1,280.00	-20.00%	-20.00%
2,520.00	-30.00%	-30.00%	4,900.00	-30.00%	-30.00%	1,120.00	-30.00%	-30.00%
2,160.00	-40.00%	-40.00%	4,200.00	-40.00%	-40.00%	960.00	-40.00%	-40.00%
1,800.00	-50.00%	-50.00%	3,500.00	-50.00%	-50.00%	800.00	-50.00%	-50.00%
1,440.00	-60.00%	-60.00%	2,800.00	-60.00%	-60.00%	640.00	-60.00%	-60.00%
1,080.00	-70.00%	-70.00%	2,100.00	-70.00%	-70.00%	480.00	-70.00%	-70.00%
720.00	-80.00%	-80.00%	1,400.00	-80.00%	-80.00%	320.00	-80.00%	-80.00%
360.00	-90.00%	-90.00%	700.00	-90.00%	-90.00%	160.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.  You should review the following examples in conjunction with the hypothetical table set forth above, including the underlying assumptions described above.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 3,600 to an Ending Index Level of 3,690, the level of the FTSE® 100 Index increases from an Initial Index Level of 7,000 to an Ending Index Level of 7,070 and the level of the TOPIX® Index increases from an Initial Index Level of 1,600 to an Ending Index Level of 1,616.

Because the Ending Index Level of each Component Index is greater than its Initial Index Level, and the Index Returns of 2.50% for the EURO STOXX 50® Index, 1.00% for the FTSE® 100 Index and 1.00% for the TOPIX® Index, each multiplied by 1.5, do not exceed the applicable Maximum Return of 23.775%, the Basket Return is calculated as follows:

[(2.5% × 1.5) × 58%] + [(1% × 1.5) × 21%] + [(1% × 1.5) × 21%] = 2.805%

Accordingly, the investor receives a payment at maturity of $1,028.05 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 2.805%) = $1,028.05

Example 2: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 3,600 to an Ending Index Level of 4,320, the level of the FTSE® 100 Index increases from an Initial Index Level of 7,000 to an Ending Index Level of 9,100 and the level of the TOPIX® Index increases from an Initial Index Level of 1,600 to an Ending Index Level of 2,240.

Because the Ending Index Level of each Component Index is greater than its Initial Index Level, and the Index Returns of 20.00% for the EURO STOXX 50® Index, 30.00% for the FTSE® 100 Index and 40.00% for the TOPIX® Index, each multiplied by 1.5, exceed the applicable Maximum Return of 23.775%, the Basket Return is calculated as follows:

(23.775% × 58%) + (23.775% × 21%) + (23.775% × 21%) = 23.775%

Accordingly, the investor receives a payment at maturity of $1,237.75 per $1,000 principal amount note, which reflects the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 × 23.775%) = $1,237.75

Example 3: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 3,600 to an Ending Index Level of 4,320, the level of the FTSE® 100 Index increases from an Initial Index Level of 7,000 to an Ending Index Level

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-2

of 7,070 and the level of the TOPIX® Index increases from an Initial Index Level of 1,600 to an Ending Index Level of 1,616.

Because the Ending Index Level of each Component Index is greater than its Initial Index Level, and the Index Return of 20.00% for the EURO STOXX 50® Index multiplied by 1.5 exceeds the applicable Maximum Return of 23.775%, while the Index Returns of 1% for the FTSE® 100 Index and 1% for the TOPIX® Index, each multiplied by 1.5, do not exceed the applicable Maximum Return of 23.775%, the Basket Return is calculated as follows:

(23.775% × 58%) + [(1% × 1.5) × 21%] + [(1% × 1.5) × 21%] = 14.4195%

Accordingly, the investor receives a payment at maturity of 1,144.195 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 14.4195%) = $1,144.195

Example 4: The level of the EURO STOXX 50® Index decreases from an Initial Index Level of 3,600 to an Ending Index Level of 2,520, the level of the FTSE® 100 Index decreases from an Initial Index Level of 7,000 to an Ending Index Level of 5,600 and the level of the TOPIX® Index decreases from an Initial Index Level of 1,600 to an Ending Index Level of 960.

Because the Ending Index Level of each Component Index is less than its Initial Index Level, the Basket Return is calculated as follows:

(-30% × 58%) + (-20% × 21%) + (-40% × 21%) = -30.00%

Accordingly, the investor receives a payment at maturity of $700.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00
Example 5: The level of the EURO STOXX 50® Index increases from an Initial Index Level of 3,600 to an Ending Index Level of 3,780, the level of the FTSE® 100 Index decreases from an Initial Index Level of 7,000 to an Ending Index Level of 5,600 and the level of the TOPIX® Index decreases from an Initial Index Level of 1,600 to an Ending Index Level of 960.
Because the Ending Index Level of the EURO STOXX 50® Index is greater than its Initial Index Level, and the Index Return of 5% multiplied by 1.5 does not exceed the applicable Maximum Return of 23.775%, and the Ending Index Level of each of the other Component Indices is less than its Initial Index Level, the Basket Return is calculated as follows:

[(5% × 1.5) × 58%] + (-20%  21%) + (-40% × 21%) = -8.25%

Accordingly, the investor receives a payment at maturity of $917.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -8.25%) = $917.50

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-3

Selected Purchase Considerations

•
CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return for each Component Index by 1.5, up to the Maximum Return of at least 23.775% for each Basket Component.  The actual Maximum Returns for each Basket Component will be provided in the pricing supplement and will not be less than 23.775%.  Accordingly, the actual maximum payment at maturity will not be less than $1,237.75 for every $1,000 principal amount note.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE COMPONENT INDICES — Because the Basket Component linked to the EURO STOXX 50® Index makes up 58% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the EURO STOXX 50® Index.

The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, linked to the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index, respectively.

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither of the Licensors shall have any liability with respect thereto.  For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.
The FTSE® 100 Index is an index calculated, published and disseminated by FTSE, a company owned by the London Stock Exchange (“LSE”).  The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE.  For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSETM 100 Index” in the accompanying underlying supplement no. 1a-I.
The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the “TSE.”  Japanese stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers.  Stocks listed in the First Section, which number approximately 1,800, are among the most actively traded stocks on the TSE.  For additional information about the TOPIX® Index, see “Equity Index Descriptions — The TOPIX® Index” in the accompanying underlying supplement no. 1a-I.
•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-4

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Component Indices, any of the Component Currencies, or any of the component securities of the Component Indices.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I.
•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  The return on the notes at maturity is linked to the performance of the Component Indices and will depend on whether, and the extent to which, the Index Return of each Component Index is positive or negative.  Your investment may be exposed to a loss if the Ending Index Level for any Component Index is less than its Initial Index Level.  Under these circumstances, you may lose some or all of your principal amount at maturity.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

•
THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED BY THE APPLICABLE MAXIMUM RETURN — If the Ending Index Level of a Component Index is greater than its Initial Index Level, the Component Return for the Basket Component linked to that Component Index will not exceed a predetermined percentage, regardless of the appreciation in the applicable Component Index, which may be significant.  We refer to this percentage for each Basket Component as a Maximum Return, which will be provided in the pricing supplement and will not be less than 23.775% for each Basket Component.  Assuming the Maximum Return for each Basket Component is equal to the applicable percentage set forth in the immediately preceding sentence, your payment at maturity will not exceed $1,237.75 for each $1,000 principal amount note.

•
MOVEMENTS IN THE LEVELS OF THE COMPONENT INDICES MAY BE HIGHLY CORRELATED — Movements in the levels of the Component Indices may be highly correlated over the term of the notes.  High correlation during periods of negative returns could have an adverse effect on your return on your investment at maturity.  However, the movements in the levels of the Component Indices may become uncorrelated in the future.  See the immediately following risk factor for more information.

•
CHANGES IN THE LEVELS OF THE COMPONENT INDICES MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket composed of the Basket Components, each of which is linked to a Component Index. Movements in the Component Indices may not correlate with each other.  At a time when the value of one or more of the Component Indices increases, the value of the other Component Indices may not increase as much or may even decline.  Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Indices may be moderated, or more than offset, by lesser increases or declines in the level of one or more of the other Component Indices, particularly if the Component Indices that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Index Level of each Component Index will be higher than the Initial Index Level of such Component Index.  You may lose some or all of your principal amount at maturity if the Ending Index Levels of one or more Component Indices are lower than the Initial Index Levels of such Component Indices.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-5

may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.
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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Component Indices, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the levels of the Component Indices;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities included in the Indices;
•	the actual and expected positive or negative correlation between the Component Indices, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in Component Indices trade and the correlation among those rates and the levels of the Component Indices; and

•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in any of the Component Indices would have.

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NON-U.S. SECURITIES RISK — The equity securities included in the Component Indices have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the Component Indices are denominated, although any currency fluctuations could affect the performances of the Component Indices.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in any payment on the notes.

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-6

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Maximum Return for each Basket Component will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value the Maximum Return for each Basket Component.

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-7

Historical Information
The following graphs set forth the historical performance of each Component Index from January 8, 2010 through May 8, 2015.  The closing level of the EURO STOXX 50® Index on May 11, 2015 was 3,624.41.  The closing level of the FTSE® 100 Index on May 11, 2015 was 7,029.85.  The closing level of the TOPIX® Index on May 11, 2015 was 1,598.33.

We obtained the various closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical closing levels should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Component Index on the Pricing Date or any Ending Averaging Date.  We cannot give you assurance that the performance of the Component Indices will result in the return of any of your principal amount.

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-8

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Index Return for Each Component Index and the Corresponding Component Return for Each Basket Component, Assuming a Range of Performances for Each Component Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Component Indices” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-9

assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments — Capped Notes Linked to a Weighted Basket of Three Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index	TS-10